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                                                                     Exhibit 5.3

                               September 10, 2001


To:  Airgas, Inc.
     259 North Radnor-Chester Road
     Suite 100
     Radnor, PA 19087-5283


RE: Airgas, Inc. $225,000,000 Principal Amount of 9.125% Senior Subordinated Notes due 2011

Ladies and Gentlemen:

     Solely for the purpose of rendering this opinion, we have acted as special Nevada counsel to Red-D-Arc Inc., a Nevada corporation (the "Nevada Guarantor"), and subsidiary of Airgas, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 aggregate principal amount of the Company's outstanding 9.125% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9.125% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the indenture dated as of July 30, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Indenture.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     Based upon the foregoing, we are of the opinion that:
     1. The Nevada Guarantor has duly authorized, executed and delivered the Indenture.
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Airgas, Inc.
September __, 2001
Page 2


     2. The Nevada Guarantor has duly authorized the execution and delivery of the guarantee (the "Guarantee") to be endorsed on the New Notes.

     Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.


     This opinion is intended solely for the use of the addressee and the holders of the New Notes in connection with the Exchange Offer. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement (the "Registration Statement") on Form S-4 under the Act relating to the Exchange Offer. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ Lionel Sawyer & Collins

                                        Lionel Sawyer & Collins